FOR IMMEDIATE RELEASE

Contacts:

Gary L. Fischer

Chief Financial Officer

(510) 438-4700

Leslie Green

Green Communications Consulting, LLC

(650) 312-9060

AXT, Inc. Addresses China’s Announcement of New Export Control Regulations

Announces Second Quarter Earnings Release on Aug. 3, 2023

FREMONT, Calif., July 3, 2023 – AXT, Inc. (Nasdaq: AXTI), a worldwide materials science company, today addressed the potential impact of the announcement of China’s new export control regulations on gallium- and germanium-related materials, which take effect on August 1, 2023.

Tongmei, AXT’s subsidiary in China, expects to proceed to immediately seek permits from the applicable Chinese authorities to export gallium and germanium substrate products. Indium phosphide substrates are not included in the new export control regulations, and, therefore, exports of indium phosphide will not require export approvals as part of these regulations.

In the first quarter of 2023, gallium arsenide and germanium substrates exported outside of China contributed approximately $4.3 million in revenue, primarily for consumer, automotive, display, and industrial applications.

“We are actively pursuing the necessary permits and are working to minimize any potential disruption to our customers,” said Morris Young, chief executive officer.

The company also announced that it will report earnings for the second quarter of 2023 on Aug. 3, 2023 aftermarket. Details of the call will be forthcoming.

About AXT, Inc.

AXT is a worldwide materials science company. Tongmei, its primary subsidiary in China, develops and manufactures high-performance compound and single element semiconductor substrate wafers comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge). The company’s substrate wafers are used when a typical silicon substrate wafer cannot meet the performance requirements of a semiconductor or optoelectronic device. AXT’s worldwide headquarters are in Fremont, California where the company maintains sales, administration and customer service functions. AXT’s Asia headquarters and development team are located in Beijing, China and the company has manufacturing facilities in three separate locations in China. In addition, as part of its supply chain strategy, the company has partial ownership in ten companies in China producing raw materials for its manufacturing process. For more information, see AXT’s website at http://www.axt.com.

AXT, Inc. Addresses China Export Control Updates

July 3, 2023

Safe Harbor

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding obtaining from the applicable authorities the necessary permits to export gallium arsenide and germanium substrate products. Additional examples of forward-looking statements include statements regarding our efforts to minimize any disruption to our customers. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to the administrative challenges in applying for and obtaining the necessary permits. Additional uncertainties and factors include, but are not limited to, other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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